[Letterhead of KPMG Peat Marwick LLP]


November 5, 1996

Mr. Richard Rubin
President
Donnkenny, Inc.
1411 Broadway
New York, New York 10018

BY HAND

Dear Mr. Rubin:

This is to confirm our advice last evening that the client-auditor relationship between Donnkenny, Inc. and KPMG Peat Marwick LLP has ceased.

Very truly yours,

/s/ KPMH Peat Marwick LLP
KPMG Peat Marwick LLP

cc: Chief Accountant
    Securities and Exchange Commission